EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders

Ventas Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-65642, 333-90756 and 333-107942) on Form S-3 and (Nos. 333-02717, 333-40737, 033-34191, 333-40735, 333-25519, 333-61552, 333-97251 and 333-107951) on Form S-8 of Ventas Inc. of our report dated February 5, 2004, with respect to the consolidated balance sheets of ElderTrust and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the current report on Form 8-K of Ventas, Inc.

Our report refers to the adoption by ElderTrust of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002 and Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections in 2003.

/s/ KPMG LLP

McLean, Virginia

April 20, 2004